                        GRANITE STATE ENERGY, INC.
                           Statements of Income
      (expressed in millions, rounded to hundred thousands of dollars)
                        Period Ended June 30, 1997
                     (Unaudited, subject to adjustment)

                                                    Quarter   Six Months
                                                    -------   ----------
Operating revenue                                          $0.2     $ 0.3
                                               ----       -----

Operating expenses:
    Purchased electric energy                               0.2       0.3
   Other operating expenses                                                                          -       0.1
                                                     ---- -----
     Total operating expenses                               0.2       0.4
                                                     ---- -----

     Net loss                                              $0.0     $(0.1)
                                                     ==== =====